Exhibit 10.1

SERVICES AGREEMENT

This Services Agreement (the “Agreement”) is made this 6th day of September 2006, by and between OneBeacon Insurance Company (“OneBeacon”), One Beacon Street, Boston, MA, 02108 and Small Army, 20 Newbury Street, Boston, MA 02116.

1.                                       Services. Small Army agrees to provide to OneBeacon the services described on Schedule A.

2.                                       Fees. OneBeacon shall pay Small Army as outlined on Schedule A.

3.                                       Confidentiality. Small Army shall not disclose information (a) concerning customers, trade secrets, methods, processes, or any financial or business information of OneBeacon, or (b) which is identified as proprietary or confidential. Small Army shall return all such confidential information, and any copies thereof, upon the request of OneBeacon or upon termination of this Agreement. Confidential Information shall not include (a) information that is or becomes a part of the public domain through no act or omission of Small Army; (b) was in Small Army’s lawful possession prior to the disclosure; (c) was independently developed by Small Army; or (d) is required by law to be disclosed, in which event prompt written notice is required by Small Army so that OneBeacon may seek a protective order or other remedy.

4.                                       Intellectual property rights. Deliverables under this Agreement, if any, shall be considered work(s) for hire and shall belong exclusively to OneBeacon and its designees. If, by operation of law, the deliverables are not owned in their entirety by OneBeacon automatically upon creation by Small Army, Small Army hereby assigns to OneBeacon and its designees the ownership of such deliverables, including all related Intellectual property rights. Deliverables include, but are not limited to, software, specifications, and documentation.

5.                                       Warranties. Small Army warrants that the services will be performed in a professional and workmanlike manner. Any deliverables under this Agreement shall be free from defects in material, workmanship and design and shall conform to all applicable specifications and/or documentation.

6.                                       Compliance with Laws & Standards of Conduct. Small Army shall comply with all applicable federal and state laws and regulations and OneBeacon policies.

7.                                       Indemnification. Small Army agrees to indemnify, defend and hold OneBeacon harmless from any and all claims, actions, liabilities, damages, costs and expenses, including reasonable attorneys’ fees and expenses, arising out of (a) any third party claims of infringement of any intellectual property right or (b) the acts and omissions of Small Army, employees, subcontractors, and/or agents.

8.                                       Termination. OneBeacon may terminate this Agreement at any time upon written notice to Small Army, but will be subject to termination fees as outlined in Schedule A. Upon receipt of notice of termination, Small Army shall immediately stop all activities associated with this Agreement and forward to OneBeacon all finished work or work in process.

9.                                       Insurance Requirements. Small Army agrees to maintain insurance throughout any term of this

Agreement at its sole cost in a form satisfactory to OneBeacon.

10.                                 Limitation of Liability. NEITHER PARTY SHALL BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES.

11.                                 Assignment. OneBeacon may assign this Agreement to a successor in interest, provided that such successor agrees to fulfill the obligations under this Agreement. In no event shall Small Army subcontract, delegate or assign its rights and responsibilities under this Agreement without OneBeacon’s prior written consent

12.                                 Notices. Notices shall be sent via recognized overnight carrier or certified mail, return receipt requested, postage prepaid, addressed to Small Army at the above address or to OneBeacon Insurance Company, One Beacon Street, Boston, MA, 02108, Attn: Corporate Legal Department.

13.                                 Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts.

14.                                 Independent Contractor. The parties are independent contractors, and nothing in this Agreement shall be deemed to cause this Agreement to create an agency, partnership, or joint venture between the parties. Small Army shall pay all withholding of taxes and shall not be entitled to salary or benefits under this Agreement.

15.                                 Publicity. Small Army agrees not to use any advertising or publicity matter without the prior written consent of OneBeacon, which consent shall not be unreasonably withheld.

16.                                 General provisions. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements. The invalidity of any provision shall not affect the validity of any other provision. No amendment to this Agreement shall be binding unless in writing and executed by authorized representatives of both prudes. A waiver by either party of a breach of any of the terms or provisions of this Agreement shall not be construed as a waiver of any subsequent breach. The provisions of Sections 3 (Confidentiality), 4 (Intellectual Property Rights) and 7 (Indemnification) shall survive termination of this Agreement. Small Army may, in accordance with applicable law, be subject to a background check.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives, on the data and year first above-written.

ONEBEACON INSURANCE COMPANY		SMALL ARMY
By:	/s/Carmen L. Duarte	/s/ Jeff Freedman
(Authorized Signature)		(Authorized Signature)

Carmen L. Duarte, VP Corp. Comm.		Jeff Freedman, Marketing Principal
(Printed Name) (Title)		(Printed Name) (Title)
Date:		Date:	9/12/06

SCHEDULE A, STATEMENT OF WORK

PROCESS FOR PHASE I (planning, design and content organization enhancement):

I.           Planning (Small Army’s “On Point” Approach)

Timing: approximately 8 to 10 business days

Before undergoing a website project with any client, Small Army will first meet with the client and all contributing parties to best understand the goals, objectives, audiences, timeframes, processes and other items that are critical to the success of the project. Ultimately, we look to better understand these three critical perspectives:

The Point of View:  The perspective of the client, including goals and objectives, strengths and weaknesses, challenges and opportunities, etc.

The Point of Contact:  Who are we trying to “persuade?”; what motivates them; how do they evaluate options; what are their perceptions of the company, etc.

The Point of Impact:  What are other factors that may impact the site including related websites, corporate initiatives, business initiatives, competition, content sources, etc.

With many clients, the information gathering for the above perspectives involves interviews and research among executives, customers, prospects and more. However, understanding that much of this work has already been conducted to arrive at your new positioning, we would, instead, ask to meet with you and the Gearon Hoffman team to be fully briefed on the work that was done, and the strategy for moving forward. We would also look to meet with you and your team separately to identify any specific concerns, issues or direction for the new site (i.e., need for an Investor Relations placeholder) to be sure that those items are addressed in the redesign.

Aside from the information above, Small Army will also review the information architecture and Web traffic logs from the last few months (if available) of the existing site to determine where modifications can/should be made for a more intuitive user experience. While we understand that you are satisfied with the existing information architecture (IA), we would be doing a disservice if we did not take this opportunity to review the IA at this time.

With the brand positioning briefing, your input and the IA/web traffic review, Small Army can then proceed with a site map and creative strategy (The Point of Persuasion, as we call it) for the web site design. The web site will provide you with a clear overview of how content is connected and organized throughout the site. The creative strategy will serve to ensure that we are all in agreement as to the style, tone and other creative considerations for the site.

II.                  Creative Development: Design and Copy

Graphic Design/Layout

Timing: approximately 18 to 20 business days

Upon approval of the planning documents/recommendations, Small Army will develop design and layout options for the site. The initial presentation (approximately 10 business days after approval of planning documents) would include a minimum of 3 design/layout options for the site all aligning directly with the brand positioning. Please note that, given the work that has been done to date with Gearon Hoffman, Small Army would look to leverage existing photography, Illustrations and newly created marketing materials to ensure the most effective integration with those efforts.

Each design option will be demonstrated with a home page and sub-page. After selecting one design direction, Small Army would then extend the design to show how it would work throughout the site in order to establish design standards and general styles for elements such as headers, sub-headers, bullets, form elements, numbered lists, sidebars, etc.

As part of the design process, we will also discuss how Flash or other rich media could be integrated throughout the site to make it more interesting from a design and usability perspective. We generally anticipate (and budget) for no more than two rounds of revisions after the Initial creative design presentation.

Copy Editing/Enhancement

Beginning in parallel with graphic design, Small Army will conduct a thorough review of site copy to determine where copy needs to be updated or added to align with the new brand positioning. Based on our initial review of the site and discussions with you, we do not anticipate that more than 15 pages of the site will require copy modifications as the majority of site content is at a messaging/content level far below that of the brand positioning.

III.              Template Development

Timing: approximately 10 to 12 business days

Based on our discussions, it is our understanding that the site will continue to leverage the ektron content management tool and will be hosted with Hosting.com. We, therefore, assume that OneBeacon will provide Small Army with any necessary software/licenses for such development. Upon approval of the site design, Small Army will immediately develop a series of HTML templates that will serve as the foundation for the entire site. Small Army will conduct this development Internally on Small Army development servers, and provide access to OneBeacon for regular review and approval. All templates will also be tested across Web browser and operating systems to ensure 100% compatibility with identified browsers.

IV.             Technical Implementation

Timing:  Estimated 5 to 7 weeks

Upon approval of the templates, Small Army will immediately begin site implementation, taking the approved templates, integrating them with the ektron content management system, incorporating all content and images, etc. At this point in the process, we anticipate that all copy for the site will be approved and ready for integration. However, we anticipate a final round of review, editing and approval of all content, images, links, etc. on the site prior to final launch. Please note that this estimate assumes that the new site will include an equal amount of content than the current site, with the same level of functionality.

V.                                    Testing and Launch

Timing:  Estimated 1 to 2 weeks

Prior to going live, Small Army will conduct thorough testing of the site to ensure that all content, images, Flash, links and other functionality work as planned in all identified browsers and platforms. Upon final review and approval, Small Army will work with your hosting provider, Hosting.com to upload the site from our development server to the live, production server. As part of this process, Small Army will also make a complete back-up of your existing site and provide that to you for your records.

Post-launch/Maintenance

Small Army will, of course, be available for post-launch updates and changes to the site. However, we anticipate that the majority of such work would be conducted by OneBeacon (as it is today), so we have not included fees for maintenance in this proposal.

FEES

Small Army’s fees for the work outlined in this proposal would be $51,000. This fee Includes all planning, design, template development, creation of basic Flash components for the site and implementation, using ektron, through site launch. We do not anticipate that the site will require significant Flash development and have budgeted accordingly. However, If a selected design does require such Flash work it could potentially impact the cost (of course, we would share that with you if/when we presented such a design).

The fee is based on the following project tasks:

Task	Fee
Planning and overall project management	$8,000
Graphic Design	$14,000
Copy review, writing/editing	$3,000
Template development	$4,500
Technical implementation	$19,000
Final testing and launch	$2,500
Total	$51,000

Given the scope of work and estimated timing, we propose the following billing schedule:

Date	Fee Invoiced*
Project approval (25%)
October 1, 2006	$12,750
November 1, 2006	$12,750
Upon completion (or 12/31/06, whichever is earlier)	$12,750
Total	$51,000

* Does not include out of pocket expenses

Please note that Small Army’s fees do not include out-of-pocket expenses (i.e., printing, postage, photography, Illustration, copies, phone and fax) or studio costs (i.e., post-approval copy editing, photo re-touching and color balancing) associated with this scope of work, as they cannot be determined until additional needs and specifications are identified.

Small Army’s flat rate for all studio work is $105 per hour. Out-of-pocket expenses and studio work estimated at less than $1,000 will be passed along to OneBeacon at cost as they are incurred. Costs associated with out-of-pocket expenses and studio work over $1,000 will be invoiced to OneBeacon based on approved detailed estimates, and are due to Small Army upon receipt. Small Army will manage all vendor payments.

Additional out-of-pocket and studio costs/fees will be billed in these cases only if the scope of the estimated assignment is modified. In those instances a subsequent estimate will be provided for review, approval and payment.

All fee invoices are net payable within 30 days. A finance charge of 1% per month will be invoiced for all payments that are not paid within that timeframe. We estimate that this scope of work is scheduled to be completed (site launched) within 16 weeks from project approval. If for any reason the work is not completed within 20 weeks, due to client delays, all fees and out of pocket expenses will be immediately payable upon that date. Fees for any subsequent efforts required to complete the scope after that time must be agreed upon between Small Army and OneBeacon at that point.

Unless work was terminated due to gross negligence on the part of Small Army, a termination fee equal to 15% of all remaining fees, plus any expenses incurred by Small Army and accrued but not yet Invoiced or paid, will also be immediately due and payable to Small Army.

SIGNATURES

Approved by:	/s/ Carmen Duarte	Date:	9.8.06
Carmen Duarte, OneBeacon

Approved by:	/s/Jeff Freedman	Date:	9/12/06
Jeff Freedman, Small Army

SCHEDULE A

Statement of Work

ONEBEACON INSURANCE COMPANY		SMALL ARMY

By:	/s/ Carmen Duarte	By:	/s/ Jeff Freedman

Carmen L. Duarte		Jeff Freedman Marketing Principal
(Printed Name) (Title)		(Printed Name) (Title)

Date:	9.8.06	Date:	9/12/06

ONEBEACON

PROJECT FEE MEMO

November 15, 2003

onebeaconagri.com page

Project	Small Army to create a stand alone page for the Agricultural (Agri) content with no links to/from the OneBeacon site -client to provide a new link to Agri site.
Overview	The new OneBeacon design template and existing Agri content will be leveraged.

Standard Fee	$1,800

Small Army’s fees do not include out-of-pocket expenses (i.e., photography, illustration, copies, phone and fax).

PROJECT APPROVAL:

Client Approval:	/s/ Carmen L. Duarte	Date:	11.27.06

ONEBEACON

PROJECT FEE MEMO

January 14, 2007 rev 3

This Statement of Work is a part of and is hereby incorporated into the Services Agreement dated September 12, 2006 between Small Army, 20 Newbury Street, Boston, MA, 02116, and OneBeacon Insurance Group LLC, One Beacon Lane, Canton, MA, 02021.

Project:                                                                                                              eBusinessApplicationsRedesign

Overview:

Small Army will work with OneBeacon to enhance the look and feel of OneBeacon’s eBusiness Application to align with the OneBeacon Agent Portal design.

Based on input provided by OneBeacon IT, Small Army will follow the process outlined below for this project:

1.  Small Army will present 2 to 3 base-line design options for the overall application, applying it to the existing “Home (template 1)” and “Billing Inquiry Summary (template 2)” pages. As part of these designs, Small Army will also consider style modifications as appropriate to the “button/Iconic’ graphics that are part of the system. (Please note that the ‘icons/Illustrations” will not necessarily change, but the style associated with them may). Small Army anticipates up to two rounds of edits to a selected design prior to proceeding.

2.  Based on the approved design, Small Army will provide designs for the remaining six templates (outlined below. OneBeacon provided 17 screens total, and upon Small Army review, these were categorized Into 8 distinct templates from which the other screens could be developed from by OneBeacon).

a.               Template 3: Billing Inquiry Transactions (tab)

b.              Template 4: Commission Report (no tab - header)

c.               Template 5: Payments Reports

d.              Template 6: Agent Activity Report (tab)

i.                  Non-Payment Report (no tab - header)

ii.               OnTime Status Report (no tab - header)

e.               Template 7: Insured/Agency Electronic Program Applications

f.                       Template 8: Electronic Premium Application Form

i.  Select a Producer Code and Choose a Report

ii. Automatic Commission Deposit Application Form

iii. Agency Account Balance PayPhone Application Form

iv.                 All Direct Sill Electronic Programs Application Fenn

v.                    Billing Inquiry Results page

vi.                 Billing Inquiry Search page

vii.            Pay Phone Application Form

3.               As part of design, Small Army will include the following items:

a.               identify a required form field from an optional form field (such as with an asterisk *)

b.              provide options for highlighting or indicating a field level validation error. For example, if the user does not fill out a required field, the offending field is highlighted and displayed.

c. Create an “animating wait icon” for instances when the application is working to return a result while a search is running, for example.

4.               Upon approval of all design templates, Small Army will provide HTML and CSS flies for OneBeacon to apply across the entire system for complete Implementation. Flies will match the output from the Java/JSF components. In addition, Small Army will provide a separate stylesheet identifying all styles.

This project process and fee is based upon the following:

1.               The layout/information architecture of the pages/screens provided to Small Army is complete. Small Army will not be responsible for any modifications to layout or IA. Such changes will impact the overall fee.

2.               Deliverables will be provided in the following priority order

a.             Template designs

b.           Template HTML/CSS files (deliver each upon completion)

c.             The first 8 buttons (if modifications are required)

d.            The remaining 62 buttons (if modifications are required)

Total Fee:	$31,000 ($23,750 will be applied to the 2007 OneBeacon design retainer)

Timing:	6 weeks beginning January 4, 2008

Fees outlined in this memo are based on strategies, processes and schedules that are agreed to by both Small Army and OneBeacon, Including estimated timing provided in this document. Fee is based on project completion no later than February 15, 2008. If the project extends beyond this date, additional fees will be applied.

Small Army’s fees do not include out-of-pocket expenses (i.e., Flash development, video conversions, software purchases, printing, production, photography, illustration, copies,

phone and fax) or studio costs (production management, photo re-touching and color balancing) associated with this scope of work.

PROJECT APPROVAL

Client Approval:	/s/ Arne Herenstein	Date:	1-16-08

ONEBEACON

PROJECT FEE MEMO

To:  Carmen Duarte

From:  Sandy Chen

Date:  January 22, 2007

Cc:  Jeff Freedman, Allison Hamley

Re:  OneBeacon Portal Design-Updated Scope of Work

Overview:

With the launch of a new website that represents the updated OneBeacon brand positioning, it is crucial that the new brand be further carried through into other OneBeacon communications materials, both internal and external.  One Key communications vehicle that much be addressed is the OneBeacon portal.  Small Army recommends developing a new graphic design for the portal that aligns with the new brand look, feel and corporate website while also establishing a design that differentiates the portal from other OneBeacon web properties.

Key Events Requiring Scope Modification

Upon approval of the previous scope approval, Small Army immediately had a kick-off meeting with OneBeacon for briefing on the design requirements.  With an original desired completion date of January 15, Small Army immediately proceeded with design development and presented three design options in early January.  Shortly after that presentation, several key events occurred which caused a new scope to be developed.

1.                     Additional technical requirements/considerations were identified by the technical team, including the strong desire for a left navigation and a majority screen resolution usage of 800x600.

2.                     Key content elements to be included on al pages of the site were identified for inclusion in revised designs.

3.                     The importance of the portal as a branding opportunity among agents/employees was raised significant, versus viewing it primarily as a practical content/application tool

4.                     The project completion date was extended to early/mid-March (hand off of style sheets to the development team)

5.                     The notion of unique “home pages” among employees and agents (a total of approximately 12-14 branded pages) needs to be considered.  (Earlier designs assumed one home page for agents and one for employees.)

Modified Scope of Work

Graphic Design

On January 18, Small Army met with OneBeacon to review the portal design requirements in greater detail to ensure that the next set of designs were in line with needs and expectations.  At that meeting, many of the aforementioned items were noted.  Based on that feedback, Small Army will proceed as follows:

Within days after the approval of this modified proposal, Small Army will provide a creative brief to OneBeacon for review and approval.  This brief will outline the general design direction for the portal, content elements to be included on home and sub-level pages and other key design factors.  Approximately 10 days after the approval of the creative brief, Small Army will present three design options for the portal.  Each option will include a sample home page and sub-level page, and also show how the page designs can be modified to work with each of the unique audiences (the 12-14 top sections/home ages in the agent/employee portal).

Upon your selection of a design direction, Small Army will make modifications as requested (we plan/budget for no more than 2 rounds of revisions) and also provide additional design direction on needs for each unique top-section/home page and specific styles such as tables, bullets, numbered lists, etc. (a list of needs elements must be provide by OneBeacon with the approved creative brief).

Upon approval of the design, Small Army will prepare HTML templates with style sheets for hand-off to the OneBeacon development team.

Portal Planning/Consulting

In addition to the above, Small Army is confident that our experience with portal content architecture, graphic design and implementation can be of significant benefit to OneBeacon — especially between now and the time of launch.  Therefore, we recommend that Small Army be an active participant in portal planning discussion to help advise on best practices and lessons learned to help ensure your success.  We estimate approximately 20 to 25 hours per month of such activity during the months of February and March.

Fees:

Small Army’s fees for the portal design work described above will be $24,000. Please note that this fee includes time/resources that were allocated to the initial scope of work, while also recognizing a slight increase in the total graphic design scope for the portal.

Aside from the graphic design work, we propose a monthly fee of $3,750 in February and March 2007 to provide consulting to help drive successful planning and implementation of the portal (as outlined above).

Small Army’s fees do not include out-of-pocket expenses (i.e. printing, postage, photography, illustration, copies, phones and fax) or studio costs (i.e. post-approval copy editing, photo re-touching and color balancing) associated with the scope of work, as they cannot be determined until additional needs and specifications are identified.

All fee invoices are net payable within 30 days.  A finance charge of 1% per month will be invoiced for all payments that are not paid within that timeframe.  We estimate that this scope of work is scheduled to be completed (approved files delivered to OneBeacon) within 6 weeks from project approval.  If for any reason the work is not completed within 8 weeks, due to client delays, all fees and out of pocket expenses will be immediately payable upon that date.  Fees for any subsequent efforts required to complete the scope after that time must be agreed between Small Army and OneBeacon at that point.

Unless work was terminated due to gross negligence on the part of Small Army, a termination fee equal to 15% of all remaining fees, plus any expenses incurred by Small Army and accrued but not yet invoiced or paid, will also be immediately due and payable to Small Army.

Please note that, with the approval of this scope of work the previously approved scope of work dated December 7, 2006 will no longer be valid.  Fees associated with that scope of work will not be due to Small Army.

PROJECT APPROVAL

Client Approval:	/s/ Carmen L. Duarte	Date:	1.26.07

January 30, 2007

Donna Deleo

Director, Creative Services OneBeacon

One Beacon Lane

Canton, MA 02021

Dear Donna:

I am writing as a follow up to your discussion with Mike about ongoing creative needs at OneBeacon. It sounds as though there is quite a bit of activity with design, copy and general studio work. And, as I’m sure Mike told you - we can help.

It sounds as though you often require anywhere from 15 to 25 hours of creative assistance on any given week. And, of course, that fluctuates with the regular ebbs and flows of business. Additionally, we can only imagine the time and resources that are required of you to line-up freelance assistance, manage that external staff and continually educate and train those individuals.

By leveraging Small Army resources, we are confident that we can:

1.          Consistently provide you the level of quality designers, art directors, copy writers and project managers required to effectively get work completed.

2.          Enable you to more effectively allocate your time to more productive and creative activity

3.          Accomplish more work in less time, thereby reducing the overall hours required and increasing overall speed to completion. (This is accomplished with consistent resources staffed to your account, a proprietary web-based tool to manage ongoing creative activity, and quality staff that can gel work done efficiently.)

To accomplish the above, we propose establishing a retainer-based relationship whereby Small Army can provide you with a base-line level of resources to assist you with your ongoing needs. Based on our understanding of your current activity we recommend a monthly fee of $8,125 which will enable us to provide an average of 65 hours per month of combined design, art direction, pre-press and project management activity. Please note that this represents a discount of approximately 20% off of our standard “blended rate fee”, as a retainer-based relationship enables us to better plan resources.

The attached addendum (Addendum I dated May 8, 2007) provides an overview of the fees, terms and conditions of a proposed retainer relationship. I hope that you find this proposal to he In line with your needs and expectations. I will follow up with you early next week to discuss this in more detail. In the meantime, please feel free to call or email me with any questions.

Warm Regards,

/s/Jeff Freedman
Jeff Freedman
Marketing Principal, Small Army

cc:  Carmen Duarte, OneBeacon; Mike Connell, Creative Principal

SIGNATURES

Agreed by:	/s/ Carmen L. Duarte	Date:	5.09.07
	Carmen Duarte, OneBeacon

Agreed by:	/s/ Jeff Freedman	Date:	5/9/07
	Jeff Freedman, Marketing Principal, Small Army

Addendum I

May 8, 2007

Fee Overview

The fees outlined in this proposal are based on resources associated with the anticipated base level of activity during the contract period (May 15, 2007 through May 14, 2008), Since Small Army is staffing toward a commitment from OneBeacon, and providing a 20% discount (approximately $20,000 over a 12-month period) based on this commitment, it will be the mutual responsibility of OneBeacon and Small Army to make sure that resources are appropriately leveraged over the duration of this agreement.

The monthly retainer of $8,125 will be billed in arrears at the end of each one-month period (first invoice on June 15) and paid within thirty (30) days of receipt of invoice, At the end of each three-month period, Small Army will meet with OneBeacon to review project activity for the previous three months to ensure that project activity is in line with the retainer agreement. if the total activity in the review period exceeds an average of $8,125 per month ($24,375) for a three-month period) in total fees (based on the discounted rate of $125/hour). Small Army will invoice OneBeacon for any preapproved additional hours at the rate of $150 per hour.

Small Army’s fees do not include out-of-pocket expenses (i.e., printing, production, photography, illustration, translation, copies, phone and tax) associated with this scope of work, as they cannot be determined until additional needs and specifications are identified. These costs will be included in the production estimates as additional line Items.

Out-of-pocket expenses estimated at less than $500 will be passed along to OneBeacon at cost as they are incurred. Costs associated with out-of-pocket expenses over $500 will be invoiced to OneBeacon based on approved detailed estimates, and are due to Small Army within thirty (30) days of receipt of invoice. Small Army will manage all vendor payments. Additional out-of-pocket will be billed in these cases only if the scope of the estimated assignment is modified. In those instances a subsequent estimate will be provided for review, approval and payment.

All fee invoices are net payable within 30 days. A finance charge of 1% per month will be invoiced for all payments that are not paid within that timeframe.

Adjustments, Continuations and Termination

As previously mentioned, Small Army will meet with OneBeacon on a quarterly basis to review activity and determine how planned activity is aligning with actual activity. It will be the mutual responsibility of Small Army and OneBeacon to maintain a level of activity that is in line with the planned retainer. If current/planned activity is above that which has been originally planned in this agreement, Small Army and OneBeacon will work to identity any fee increase adjustments to accommodate for such activity. If current/planned activity is below that which was originally planned, OneBeacon and Small Army must either adjust project activity to align with this retainer, or terminate this agreement (see termination terms below) and establish a new agreement that is in line with the modified scope of work.

This retainer agreement can be terminated at any time by OneBeacon in accordance with Section 8 of the Services Agreement dated September 6, 2006 by and between Small Army and OneBeacon. All fees accrued to date will be due to Small Army at that time. Additionally, any expenses incurred by Small Army and accrued but not yet invoiced or paid, will be immediately due and payable to Small Army.

Upon expiration of this initial 12-month term, the retainer agreement shall automatically be renewed for successive one (1) year terms with a standard 5% increase, unless OneBeacon terminates the Agreement in accordance with Section 8 of the Services Agreement. In the undesired case of early termination, OneBeacon will be subject to paying full rate ($150/hour) for all accrued resources during the previous three months of the contract, and subsequent projects for the remainder of the term of the agreement.

Deliverables requested above and beyond the outlined scope of work will be subject to additional fees, discussed with you prior to commencement.

SCHEDULE A, Statement of Work

March 28, 2007 revised

Process for Phase I (planning, design and content organization enhancement):

I.                 Planning (Small Army’s “On Point” Approach)

Timing: approximately 6 to 10 business days per site

While we have already conducted an initial briefing session for the project, Small Army would recommend that at least one additional meeting is set up prior to the creation of planning materials to ensure that all of the objectives and requirements for the project are clearly understood by both OneBeacon and Small Army. Also, as part of the next session, Small Army would ask to be briefed on the work being conducted by your agency partner, Gearon Hoffman, to ensure that the work we conduct aligns with those efforts.

Aside from the meeting noted above, Small Army will review the information architecture and Web traffic logs from the last few months (if available) of the existing sites to determine where modifications can/should be made for a more intuitive user experience.

With the brand positioning briefing, your input and the IA/web traffic review, Small Army can then proceed with a site map and creative strategy (The Point of Persuasion, as we call it) for the web site design. The site map will provide you with a clear overview of how content is connected and organized throughout the site. The creative strategy will serve to ensure that we are all in agreement as to the style, tone and other creative considerations for the site.

II. Creative Development: Design and Copy

Graphic Design/Layout

Timing: approximately 16 to 18 business days per site

Upon approval of the planning documents/recommendations, Small Army will develop design and layout options for the site. The initial presentation (approximately 10 business days after approval of planning documents) would include a minimum of 3 design/layout options for the site, all aligning directly with the brand direction. Please note that Small Army would look to leverage existing photography, illustrations and marketing materials to ensure the most effective integration with those efforts.

Each design option will be demonstrated with a home page and sub-page. After selecting one design direction, Small Army would then extend the design throughout the site in order to establish design standards and general styles for elements such as headers, sub-headers, bullets, form elements, numbered lists, sidebars, etc.

As part of the design process, we will also discuss how Flash or other rich media could be integrated throughout the site to make it more dynamic from a design and usability perspective. We generally anticipate (and budget) for no more than two rounds of revisions after the initial creative design presentation.

Copy Editing/Enhancement

Beginning in parallel with graphic design, Small Army will conduct a thorough review of the current sites and collateral copy to determine where copy needs to be updated for effective web communication. While we do not anticipate considerable re-writing of copy, we do anticipate that some editing will be required for each page of the sites.

III.                     Template Development

Timing: approximately 6 to 8 business days per site

Upon approval of the site design, Small Army will immediately develop a series of HTML templates that will serve as the foundation for the entire site. Small Army will conduct this development internally on Small Army development servers, and provide access to OneBeacon (and the reciprocal companies) for regular review and approval. All templates will also be tested across Web browsers and operating systems to ensure 100% compatibility with the required browsers.  Recognizing that the majority of content on the site will be static, we are not recommending that a content management tool be implemented at this time for the entire site. However, once the site maps are established, we may identify some areas where a content management tool could be useful for more frequent updating. In this proposal, we have not included costs for a content management feature, but we can provide a subsequent proposal for such implementation if it is determined to be necessary,

IV.                    a.         Technical Site Implementation

Timing: Estimated 3 to 6 weeks per site

Upon approval of the templates, Small Army will immediately begin site implementation, taking the approved templates, populating them with approved content, incorporating images, etc. At this point in the process, we anticipate that all copy for the site will be approved and ready for Integration. However, we anticipate a final round of review, editing and approval of all content, Images, links, etc. on the site prior to final launch. Please note that this estimate assumes that the new site will include approximately 15 to 20 pages of copy, including the secured member-benefit section.

IV.              b. Member Registration and Login Implementation

In addition to the general implementation of the site, Small Army will also develop an online member registration tool to enable members to access specific areas of the site. Understanding that a parallel project is underway to identify how core tools such as online billing/payment are being considered by OneBeacon, we would look to make this registration as streamlined/simple as possible, recognizing that it would likely be replaced at some point by a more secure authentication method.

Based upon our February 28 meeting, we recommend (and have budgeted for) an approach which can be used (re-use of code) for all the sites.

See Addendum A for how members can:

1. Register for members only information and sites

2. Change email/password and receive forgotten passwords

Please note that this system should prevent non-authorized members from accessing member benefits, including links and phone numbers to those services. This method may not prevent a registered member from accessing a service more than one time. While such prevention mechanisms may be able to be put in place, each will need to be reviewed further to determine specific requirements (and associated time/costs).

V.                                    Testing and launch

Timing: Estimated 1 to 2 weeks

Prior to going live, Small Army will conduct thorough testing of the site to ensure that all content, images, Flash, links and other functionality work as planned in all identified browsers and platforms. Upon final review and approval, Small Army will work with your hosting provider, Hosting.com to upload the site from our development server to the live, production server. As part of this process, Small Army will also make a complete back-up of your existing site and provide that to you for your records.

Scheduling Notes

While timing estimates are provided for each of the items above, it should be noted that some of the sites could be developed in parallel. Upon approval of this proposal, Small Army will develop a schedule for the launch of the sites.

FEES

Small Army’s fees for the work outlined in this proposal would be $117,500 for all three sites (Houston General, Adirondack and New Jersey Skylands). This fee includes all planning, design, template development, creation of basic Flash components for the site and Implementation, through site launch. It also includes the development of a registration/login for members-only content as described earlier in this document, We do not anticipate that the sites will require significant Flash development and have budgeted accordingly. However, if a selected design does require such Flash work it could potentially impact the cost (of course, we would share that with you if/when we presented such a design).

The fees below are based on the following project tasks. Note that the fee includes conducting each task for ALL THREE sites, recognizing that efficiencies are gained when we can plan and implement all three sites in parallel tracks, and leverage efforts from one to the others:

Task (fee is all three sites)	Fee
Planning and overall project management	$16,000
Design Graphic	$35,000
Copy review, writing/editing	$7,500
Template development	$12,500
Technical implementation	$22,000
Final testing and launch	$7,000
Member — Only login/registration	$17,500
Total	$117,500
Average cost per site	$39,167

Given the scope of work and estimated timing, we propose the following billing schedule

Date	Fee Invoiced*
Professional approval (25%)	$29,376.00
April 1, 2007	$22.031.50
May 1, 2007	$22,031.50
June 1, 2007	$22,031.50
Upon completion (or 7/1/07 whichever Is earlier)	$22,031.50
Total	$117,500.50

* Does not include out of pocket expenses

Please note that Small Army’s fees do not include out-of-pocket expenses (i.e., printing, postage, photography, illustration, copies, phone and fax) or studio costs (i.e., post-approval copy editing, photo re-touching and color balancing) associated with this scope of work, as they cannot be determined until additional needs and specifications are Identified.

Small Army’s flat rate for all studio work is $105 per hour. Out-of-pocket expenses and studio work estimated at less than $500 will be passed along to OneBeacon at cost as they are incurred. Costs associated with out-of-pocket expenses and studio work over $500 will be invoiced to OneBeacon based on approved detailed estimates, and are due to Small Army upon receipt. Small Army will manage all vendor payments. Additional out-of-pocket and studio costs/fees will be billed in these cases only if the scope of the estimated assignment is modified. In those instances a subsequent estimate will be provided for review, approval and payment.

All fee invoices are net payable within 30 days of receipt. A finance charge of 1% per month will be invoiced for all payments that are not paid within that timeframe. We estimate that this scope of work is scheduled to be completed (site launched) within 14 weeks from project approval. If for any reason the work is not completed within 16 weeks, due to client delays, all fees and out of pocket expenses will be immediately payable upon that date. Fees for any subsequent efforts required to complete the scope after that time must be agreed upon between Small Army and OneBeacon at that point.

Unless work was terminated due to gross negligence on the part of Small Army, a termination fee equal to 15% of all remaining fees, plus any expenses incurred by Small Army and accrued but not yet invoiced or paid, will also be immediately due and payable to Small Army.

SIGNATURES:

Approved by:	/s/ Carmen L. Duarte	Date:	3.29.07
	Carmen Duarte, OneBeacon

Approved by:	/s/ Jeff Freedman	Date:	3/29/07
	Jeff Freedman, Small Army

August 15, 2007

Donna Deleo

Director, Creative Services OneBeacon

One Beacon Lane

Canton, MA 02021

Dear Donna:

1 am writing as a follow up to our recent discussion regarding our existing retainer for design work. As we’ve discussed, the hourly approach to the retainer is not working as effectively as either of us would like it to be. Therefore, while we recommend maintaining the same retainer fee level, we recommend shifting to a primarily “project-based” resource allocation approach versus an hourly one. The attached modified proposal (addendum 1) provides an overview of how this will work, along with appropriate modifications to terms and conditions, as we discussed.

I will follow up with you next week to discuss this in detail. In the meantime, please feel free to call or email with any questions.

All the best,
/s/ Jeff Freedman
Jeff Freedman Marketing Principal

Cc: Carmen Duarte, OneBeacon; Mike Connell, Creative Principal

SIGNATURES for approval of Addendum I, dated August 10, 2007

Agreed by:	/s/ Carmen L. Duarte	Date: 8.17.07
Carmen Duarte, OneBeacon

Agreed by:	/s/ Jeff Freedman	Date: 8/23/07
Jeff Freedman, Marketing Principal, Small Army

ADDENDUM I:  Design Retainer - Modified August 10, 2007

This modified scope of work over-rides the previously agreed-upon scope of work addendum dated May 8, 2007

How it works:

Beginning immediately, Small Army will work with OneBeacon to determine a specific fee for any project put under the retainer agreement of $8,125 per month. These project fees will be based on hourly projections and a discounted blended rate of $125 per hour for the project scope. Once the fee is agreed upon, it will not change unless the scope of work changes. If the scope of work does change, a modified fee estimate will be established for review and subsequent approval.

In order to allow for small studio/design needs (non-project based work requests that are estimated at no more than 5 hours), Small Army will track hours for those “non-project” needs and bill those accordingly at the $125/hr rate. Such hourly activity will not be done (or therefore, billed) without approval from the client, and will never total more than five hours for any given activity (anything requiring more than 5 hours will be considered a project and a flat fee will be established accordingly).

Small Army will keep a running tally of all projects and “non-project hours” and apply those to the retainer allocation. As outlined later in this document, we can review the tally on a quarterly basis to identify how we may need to increase or decrease project activity to align with scope; or adjust the retainer to align with activity levels.

Past/Current Projects

With approval of this revised agreement, Small Army will apply this approach to all past/current projects, using the project fees noted below:

Word templates:	$4,000

Claims Kit:	$6,250

Accident/Health Kit:	$9,375

Design/studio hours:	none to date

Billing

The monthly retainer of $8,125 will be billed in arrears at the end of each one-month period (first invoice on June 15) and paid within thirty (30) days of receipt of invoice. Each invoice will be accompanied by a summary of approved projects, and how they have been applied to the total retainer amount.

Small Army’s fees do not include out-of-pocket expenses (i.e., printing, production, photography, illustration, translation, copies, phone and fax) associated with this scope of work, as they cannot be determined until additional needs end specifications are identified. These costs will be included in the production estimates as additional line items.

Out-of-pocket expenses estimated at less than $500 will be passed along to OneBeacon at cost as they are incurred, and detailed accordingly on invoices. Costs associated with out-of-pocket expenses over $500 will be invoiced, with corresponding original receipts, to OneBeacon based on approved detailed estimates, and are due to Small Army within thirty (30) days of receipt of invoice. Small Army will manage all vendor payments. Additional out-of-pocket will be billed in these cases only if the scope of the estimated assignment is modified. In those instances a subsequent estimate will be provided for review, approval and payment.

All fee invoices are net payable within 30 days. A finance charge of 1% per month will be invoiced for all payments that are not paid within that timeframe.

Adjustments, Continuations and Termination

As previously mentioned, Small Army will meet with OneBeacon on a quarterly basis to review activity and determine how planned activity is aligning with actual activity. It will be the mutual responsibility of Small Army and OneBeacon to maintain a level of activity that is in line with the planned retainer. If current/planned activity is above that which has been originally planned in this agreement, Small Army and OneBeacon will work to identify any fee increase adjustments to accommodate for such activity. If current/ planned activity is below that which was originally planned, OneBeacon and Small Army must either adjust project activity to align with this retainer, or terminate this agreement (see termination terms below) and establish a new agreement that is in line with the modified scope of work.

Upon expiration of this initial 6-month term (May 15, 2007 through November 14, 2007), the retainer agreement shall automatically be renewed for successive three (3) month terms with a standard 5% increase after each twelve month period, unless OneBeacon terminates the Agreement in accordance with Section 8 of the Services Agreement.

This retainer agreement can be terminated at any time by OneBeacon in accordance with Section 8 of the Services Agreement dated September 6, 2006 by and between Small Army and OneBeacon. All fees accrued to date will be due to Small Army at that time. Additionally, any expenses incurred by Small Army and accrued but not yet invoiced or paid will be immediately due and payable to Small Army. If this contract is terminated within one year of commencement, OneBeacon will be subject to paying full rate (project fees will be recalculated based on $150/hour rather than $125/hr but there will be no termination fee) for all accrued resources during the previous three months of the contract, and subsequent projects under this Agreement for the remainder of the term of the agreement. Upon termination, OneBeacon will be responsible for any project fees that may be above that which was allocated for in the retainer. If, upon termination, the total project/hourly fees (after retro-active three-month fee adjustment) are less than what has been accrued in retainer payments, OneBeacon will be given 30 days to apply that calculated difference to subsequent work requests that can be completed, based on reasonable schedules. As long as OneBeacon requests and provides Small Army with sufficient direction to begin such work within the 30-day period, such work can be completed at any time within 3-months from the date of termination. Deliverables requested above and beyond the outlined scope of work will be subject to additional fees, discussed with you prior to commencement.

ONEBEACON

PROJECT FEE MEMO

January 24, 2007 rev 1

This Statement of Work is a part of and Is hereby incorporated into the Services Agreement dated September 12, 2006 between Small Army, 20 Newbury Street, Boston, MA, 02116, and OneBeacon insurance Group LLC, One Beacon Lane, Canton, MA, 02021.

Project:                                               tuitionrefundplan.com Migration

Overview:

With the successful migration of collegefund.com, Small Army will work with OneBeacon to migrate the tuitionrefundplan.com site to the OneBeacon server.

Based on input provided by OneBeacon and A.W.G. Dewar, Inc., existing components and functionality of the current tuitionrefundplan.com site will need to be migrated. Our fee is based on the following assumptions:

1.                                       Migration includes approximately ten HTML pages, eight Student forms, two Claims forms, and one Request for information form.

2.                                       Does not include a CMS, however an existing database will need to migrate and be accessible to Dewar (www.tuitionrefundplan.com/management).  Data is sent to Dewar at trp@dewarinsurance com.

3.                                       Page one form, late entrant forms, requests for information all can be submitted online.

4.                                       For the Request for Information form, the investigation of issues which Dewar has encountered intermittently around “receiving of data” will not be handled as part of the initial transfer. The migration to a new server may resolve the issues, but if they persist, we will need to look at the issues and assess additional costs which can fall under a website maintenance or be provided in a separate fee memo depending on the complexity of the issue.

5.                                       Claims forms can be filled out online but cannot be submitted to Dewar as they do not accept electronic signature.

6.                                       Fee does not include intrusion detection testing, which will be conducted by Dewar or OneBeacon, prior to migration.

7.                                       Fee does not include website maintenance of site, Maintenance will need to be discussed and scoped separately.

Total Fee:	$3,750

Timing:	2 - 3 weeks

Fees outlined in this memo are based on strategies, processes and schedules that are agreed to by both Small Army and OneBeacon, including estimated timing provided in this document. The timing above is based on when Small Army receives all assets/access/info from Dewar.

Small Army’s fees do not include out-of-pocket expenses (i.e., Flash development, video conversions, software purchases, printing, production, photography, illustration, copies, phone anti fax) or studio costs (production management, photo re-touching and color balancing) associated with this scope of work.

PROJECT APPROVAL

Client Approval:	/s/ Carmen L. Duarte	Date: 1.29.08